EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Steelcase Inc.
Grand Rapids, Michigan
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-119757 and Registration No. 333-131464) and the Registration Statements on Form S-8 for the Company’s Steelcase Inc. Deferred Compensation Plan (Registration No. 333-84689), and Steelcase Inc. Incentive Compensation Plan (Registrations No. 333-102361, 333-50964, 333-46711 and 333-146530) of our reports dated April 25, 2008, relating to the consolidated financial statements and schedule, and the effectiveness of Steelcase Inc.’s internal control over financial reporting, which appear in this Form 10-K.
BDO SEIDMAN, LLP
Grand Rapids, Michigan
April 28, 2008